First Trust Variable Insurance Trust

Establishment and Designation of Series of Shares of Beneficial Interest

(Effective as of May 11, 2023)

Whereas, pursuant to Section 4.9 of the Declaration of Trust dated June 12, 2017 as the same may be amended from time to time (the “Declaration”), of First Trust Variable Insurance Trust, a Massachusetts business trust (the “Trust”), the initial Trustee of the Trust divided the Shares of the Trust into one series of shares of beneficial interests in the Trust (each, a “Series”) as of that same date as set forth on Schedule A to the Declaration: First Trust/Dow Jones Dividend & Income Allocation Portfolio (the “Initial Series”);

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on June 10, 2013, amended and restated the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate an additional series to be named First Trust Multi Income Allocation Fund;

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on December 13, 2013, amended and restated the Establishment and Designation of Series of Shares of Beneficial Interest in order to rename the First Trust Multi Income Allocation Fund as First Trust Multi Income Allocation Portfolio;

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on June 16, 2015, amended and restated the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate an additional series to be named First Trust Dorsey Wright Tactical Core Portfolio;

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust desires to amend and restate the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate two additional series to be named First Trust Capital Strength Portfolio and First Trust International Developed Capital Strength Portfolio; and

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust desires to amend and restate the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate two additional series to be named First Trust Growth Strength Portfolio and First Trust Capital Strength Hedged Equity Portfolio.

Now Therefore, the Board of Trustees of the Trust do hereby establish and designate the following Series of the Trust with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.       First Trust/Dow Jones Dividend & Income Allocation Portfolio

2.       First Trust Multi Income Allocation Portfolio

3.       First Trust Dorsey Wright Tactical Core Portfolio

4.       First Trust Capital Strength Portfolio

5.       First Trust International Developed Capital Strength Portfolio

6.       First Trust Growth Strength Portfolio

7.       First Trust Capital Strength Hedged Equity Portfolio

1.       Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.       The number of authorized Shares of each Series is unlimited.

3.       Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.       With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.       The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.       The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7.       Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

In Witness Whereof, the undersigned, being the Assistant Secretary of the Trust, has executed this instrument as of this 11th day of May, 2023.

/s/ Erin Klassman

Erin Klassman, Assistant Secretary

State of Illinois	)
) SS.
County of DuPage	)

Then personally appeared the above-named person(s) who are known to me to be the Assistant Secretary of the Trust whose name and signature are affixed to the foregoing Establishment and Designation of Series and who acknowledged the same to be his free act and deed, before me this 11th day of May, 2023.

/s/ Sandra K. Streit

Notary Public
My Commission Expires: 5/28/2025